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                                                                    Exhibit 99.a


                                Financial News
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ONEOK, Inc.                                 Contact: Weldon Watson, 918/588-7570
P.O. Box 871                            Media Contact:  Don Sherry, 405/551-6738
Tulsa, OK 74102-0871                         For Immediate Release: May 26, 2000



                       ONEOK BEGINS CONSTRUCTION ON NEW,
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                NATURAL GAS-FUELED ELECTRICITY GENERATING PLANT
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     Tulsa, Oklahoma - Groundbreaking ceremonies today marked the beginning of construction of an advanced, 300-megawatt electricity generating plant in southwest Logan County. The clean, natural-gas burning facility will use the newest gas turbine technology to provide electricity for utilities and other purchasers beginning next summer. The plant will be owned and operated by ONEOK Power Marketing Company and marks the first venture in electricity generation for Tulsa-based ONEOK, an integrated natural gas company involved in production, processing, gathering, storage and transmission in the mid-continent area of the United States.

     Intended as a "peaking plant," the generators will provide electricity to customers during summer periods of peak demand. The Oklahoma Municipal Power Authority has signed a contract to purchase 25 percent of the plant's total generating capacity.

     The plant is located near ONEOK's West Edmond natural gas storage facility as well as electric transmission lines operated by OG&E.

     "The natural gas-fueled plant that will be built here is symbolic of not only a new direction for us, but for the state as well," said ONEOK President and Chief Operating Officer David Kyle. Alluding to the plant's location near the historic Chisholm Trail, Kyle said, "Soon this new plant, named after the Spring Creek Township, will be the starting point for a new trail of energy that will help fuel a brighter future for Oklahoma and beyond."

     ONEOK Power Marketing Vice President Bill DeWare called the plant's development part of the company's "wrap-around strategy" to use existing natural gas assets and extract value from the energy commodity chain.

     The gas-burning generators, which will cost an estimated $70 million, are built by General Electric employing the best available technology and will exceed emission standards. The plant is scheduled to go on line June 2001.

     ONEOK, Inc. (NYSE: OKE) is an integrated natural gas company involved in production, processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's natural gas marketing operations provide service to customers in 25 states. The company is
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also the largest natural gas distributor in Kansas and Oklahoma, operating as
Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers.

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NOTE: You may view or download an artist rendering of the Spring Creek Power
  Plant at www.oneok.com/springcreekimages.htm.


Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company's Securities and Exchange Commission filings. Additional information about ONEOK is available on the ONEOK web site at Service area maps and logos are available under Media Kit.


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